Exhibit 10.2

Executive Compensation Summary

Name/Title	2004 Base Salary	2004 Actual Annual Incentive Bonus Payment	2005 Base Salary	2005 Maximum Annual Incentive Bonus Payment (maximum percentage of base salary)
Douglas K. Freeman Chairman and Chief Executive Officer	$500,000	$0	$500,000	150%
R. Theodore Brauch Chief Risk Executive	$150,000	$0	$150,000	75%
Steven F. Herbert Chief Finance Executive	$220,500	$0	$220,500	150%
Charles E. Mapson Chief Legal Executive	$180,000	$0	$180,000	75%
Jerald W. McCoy Chief Capital Markets Executive	$225,000	$50,400	$225,000	150%
William M. Ross Chief Strategic Initiatives Executive	$225,000	$12,600	$225,000	150%